Exhibit 99.1

Barnes & Noble Reports Fiscal 2012 Year-End Financial Results

Fiscal 2012 NOOK Comparable Sales Increase 45%

Fiscal 2012 Comparable Digital Content Sales Increase 119%

Fourth Quarter Bookstore Comparable Sales Increase 4.5%

Fiscal 2012 EBITDA Increased 5% to $171 million

Fiscal 2012 Retail EBITDA Increased 22% to $317 million

NEW YORK--(BUSINESS WIRE)--June 19, 2012--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2012 fourth quarter and full year ended April 28, 2012. The company also announced that it recently completed the evaluation of its reporting segments and will now report results for a separate “NOOK” operating segment. BN.com, previously a separate reporting segment, will now be included in the Retail segment.

Fourth quarter consolidated revenues increased 0.4% to $1.4 billion as compared to the prior year. The consolidated fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) loss of $11.1 million improved 51% as compared to the prior year. The consolidated fourth quarter net loss improved 3% as compared to the prior year to $57.7 million, or $1.08 per share.

For fiscal 2012, consolidated revenues increased 2% to $7.1 billion as compared to the prior year. Fiscal 2012 consolidated EBITDA increased 5% to $171.4 million. Included in these results are pre-tax legal and settlement-related net expenses of $20.7 million, and $14 million relating to patent litigation with Microsoft, which as announced on April 30, 2012, has been settled. The fiscal 2012 consolidated net loss improved 7% as compared to the prior year to $68.9 million, or $1.41 per share.

The company’s effective tax rate was 27% for the quarter and 29% for the full year due primarily to a $5.9 million compensation-related permanent tax difference charge related to prior periods, which was charged to the current period. The impact of this charge to fourth quarter and full year earnings per share was $0.10.

“We grew our business in 2012 while continuing to make the necessary investments for the future of the business,” said William Lynch, Chief Executive Officer of Barnes & Noble. “In digital, our NOOK content sales continued to explode with 119% year-on year growth. In the quarter we also announced a historic new partnership with Microsoft that will include a significant investment in Newco, and that will capitalize the company to fuel continued growth in digital and international expansion. Lastly, we announced NOOK Simple Touch with GlowLight, that we started shipping in the first quarter of fiscal 2013, which has quickly become the highest rated eReader in the market. At retail, we had a terrific year growing comparable bookstore sales 4.5% for the quarter and 1.4% for the year, a result of our effective new merchandising efforts and continued industry consolidation. As we look out to fiscal 2013, we feel the company is strategically well positioned to grow value for shareholders.”

Fourth Quarter 2012 Results from Operations

Segment results for the fiscal 2012 and fiscal 2011 fourth quarters are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q4 2012	Q4 2011	$	%	Q4 2012	Q4 2011	$	%
Retail	1,053	1,048	5	0.5%	66	36	30	82.9%
College	228	216	12	5.7%	0	(11)	12	101.6%
NOOK	164	183	(19)	-10.5%	(77)	(47)	(30)	-64.3%
Elimination (1)	(64)	(71)	7	-9.7%	n/a	n/a	n/a	n/a
Total	1,380	1,375	5	0.4%	(11)	(22)	11	50.5%

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Fiscal 2012 Results from Operations

Segment results for fiscal year 2012 and fiscal year 2011 are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Fiscal 2012	Fiscal 2011	$	%	Fiscal 2012	Fiscal 2011	$	%
Retail	4,853	4,927	(74)	-1.5%	317	259	58	22.4%
College	1,744	1,778	(34)	-1.9%	116	113	3	2.2%
NOOK	933	695	238	34.3%	(262)	(209)	(53)	25.1%
Elimination (1)	(401)	(402)	1	-0.2%	n/a	n/a	n/a	n/a
Total	7,129	6,999	131	1.9%	171	163	8	4.9%

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Retail

As a result of the change in segment reporting, the Retail segment now includes results from the Barnes & Noble bookstores and BN.com. Retail sales were $1.1 billion for the quarter and $4.9 billion for the full year, increasing 0.5% for the quarter while decreasing 1.5% for the fiscal year. Comparable bookstore sales increased 4.5% for the quarter and 1.4% for the full year, as compared to the prior year periods. Comparable bookstore sales benefited from the liquidation of Borders’ bookstores during fiscal 2012, increased sales of NOOK products, and a strong title lineup including The Hunger Games and Fifty Shades of Grey trilogies. Core comparable bookstore sales, which exclude sales of NOOK products, increased 6.9% for the quarter and 0.7% for the full year. BN.com sales continued to decline for the quarter as well as the fiscal year.

College

The College segment, which includes results from the Barnes & Noble College bookstores, had revenues of $228 million for the quarter and $1.7 billion for the full year, increasing 5.7% for the quarter and decreasing 1.9% for the year, as compared to the prior year. As compared to the year ago period, fourth quarter sales were positively impacted by the recognition of textbook rental sales deferred from the third quarter. However, full year sales were lower as compared to a year ago, due to a shift from selling new and used textbooks to lower priced textbook rentals. Comparable College store sales decreased 2.2% for the quarter and 0.3% for the full year, as compared to the prior year periods. College comparable store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

NOOK

The NOOK segment, which consists of the company’s digital business (including Readers, digital content and accessories), had revenues of $164 million for the quarter and $933 million for the full year. NOOK segment comparable sales increased 1% for the fourth quarter while increasing 45% for the full year, as compared to the prior year periods. Device sales declined during the fourth quarter due to higher third-party channel partner returns, lower selling volume and lower average selling prices. In order to optimize the supply chain for new products, the company took back NOOK Simple Touch inventory following the previously announced holiday sales shortfall. Digital content sales increased 65% for the fourth quarter and 119% for the full year on a comparable basis, growing comparable digital content sales to $483 million for the full year. Digital content sales are defined to include digital books, digital newsstand, and the apps business.

Comparable NOOK sales reflect the actual selling price for digital books sold under the agency model rather than solely the commission received. Additionally, such sales include all deferred NOOK device revenues, and device sales to third-party channel partners on a “sell-in” basis net of estimated returns.

Newco Separation

On April 30th, the company announced that it has formed a strategic partnership with Microsoft to form a new subsidiary, Newco, which is comprised of the company’s NOOK digital and College businesses. The company continues to be actively engaged in the formation of Newco and is in the process of implementing the work necessary to complete the separation and close the Microsoft transaction.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, June 19, 2012, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2013 first quarter earnings on or about August 21, 2012.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 691 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 647 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore™ (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read digital books and content on the widest range of platforms, including NOOK devices, partner company products, and the most popular mobile and computing devices using free NOOK software. Barnes & Noble is proud to be named a J.D. Power and Associated 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the NOOK digital business, the risk that the transactions contemplated by the partnership with Microsoft to form Newco, including with respect to any spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco, are not able to be implemented on the terms contemplated or at all, the risk that the transactions do not achieve the expected benefits for the parties including the risk that Newco’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risk that the separation of the NOOK digital and College businesses or any subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco results in adverse impacts on Company or Newco (including as a result of termination of agreements and other adverse impacts), the potential impact on Barnes & Noble’s retail business of the separation, the potential tax consequences for Barnes & Noble and its shareholders of a subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco, the risk that the international expansion contemplated by the relationship is not successful, the risk that Newco is not able to perform its obligations under the commercial agreement, including with respect to the development of applications and international expansion, and the consequences thereof, the costs and disruptions arising out of any such separation of the NOOK digital and College businesses, the risk that Barnes & Noble may not recoup its investments in the NOOK digital business as part of any separation transaction, the risks, difficulties, and uncertainties that may result from the separation of businesses that were previously co-mingled including necessary ongoing relationships, and potential for adverse customer impacts and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011

Sales	$1,379,710	$1,374,797	$7,129,199	$6,998,565
Cost of sales and occupancy	980,932	997,435	5,218,383	5,205,712
Gross profit	398,778	377,362	1,910,816	1,792,853
Selling and administrative expenses	409,832	399,703	1,739,452	1,629,465
Depreciation and amortization	58,968	57,956	232,667	228,647
Operating loss	(70,022)	(80,297)	(61,303)	(65,259)
Interest expense, net	8,629	17,657	35,304	57,350
Loss before taxes	(78,651)	(97,954)	(96,607)	(122,609)
Income taxes	(20,922)	(38,538)	(27,740)	(48,652)
Net loss	(57,729)	(59,416)	(68,867)	(73,957)
Net loss attributable to noncontrolling interests	-	-	-	37
Net loss attributable to Barnes & Noble, Inc.	$(57,729)	$(59,416)	$(68,867)	$(73,920)

Basic loss per common share:
Loss attributable to Barnes & Noble, Inc. available
for common shareholders	$(1.08)	$(1.04)	$(1.41)	$(1.31)

Diluted loss per common share:
Loss attributable to Barnes & Noble, Inc. available
for common shareholders	$(1.08)	$(1.04)	$(1.41)	$(1.31)

Weighted average common shares outstanding
Basic	57,563	56,981	57,337	56,588
Diluted	57,563	56,981	57,337	56,588

Dividends declared per common share	$-	$-	$-	$0.75

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	71.1%	72.6%	73.2%	74.4%
Gross profit	28.9%	27.4%	26.8%	25.6%
Selling and administrative expenses	29.7%	29.1%	24.4%	23.3%
Depreciation and amortization	4.3%	4.2%	3.3%	3.3%
Operating loss	-5.1%	-5.8%	-0.9%	-0.9%
Interest expense, net	0.6%	1.3%	0.5%	0.8%
Loss before taxes	-5.7%	-7.1%	-1.4%	-1.8%
Income taxes	-1.5%	-2.8%	-0.4%	-0.7%
Net loss	-4.2%	-4.3%	-1.0%	-1.1%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	April 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$54,131	$59,429
Receivables, net	160,497	150,294
Merchandise inventories	1,561,841	1,375,362
Prepaid expenses and other current assets	221,324	161,936
Total current assets	1,997,793	1,747,021

Property and equipment:
Land and land improvements	2,541	8,617
Buildings and leasehold improvements	1,196,764	1,204,108
Fixtures and equipment	1,784,492	1,670,488
	2,983,797	2,883,213
Less accumulated depreciation and amortization	2,361,142	2,178,562
Net property and equipment	622,655	704,651

Goodwill	519,685	524,113
Intangible assets, net	564,054	566,578
Other noncurrent assets	61,062	54,103
Total assets	$3,765,249	$3,596,466

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$959,423	$949,010
Accrued liabilities	546,495	474,575
Gift card liabilities	321,362	311,092
Total current liabilities	1,827,280	1,734,677

Long-term debt	324,200	313,100
Long-term deferred taxes	268,774	280,132
Other long-term liabilities	405,065	448,647

Redeemable Preferred Shares; $.001 par value; 5,000	192,273	-
shares authorized; 204 and zero shares issued, respectively

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 91,376 and 90,465 shares issued, respectively	91	90
Additional paid-in capital	1,340,909	1,323,263
Accumulated other comprehensive loss	(16,635)	(11,630)
Retained earnings	481,574	562,379
Treasury stock, at cost, 33,722 and 33,410 shares, respectively	(1,058,282)	(1,054,192)
Total shareholders' equity	747,657	819,910
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,765,249	$3,596,466

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)

		13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
		April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011

Sales
	Retail	1,052,533	1,047,545	4,852,913	4,926,834
	College	227,891	215,695	1,743,662	1,778,159
	NOOK	163,617	182,799	933,471	695,182
	Elimination	(64,331)	(71,242)	(400,847)	(401,610)
Total		1,379,710	1,374,797	7,129,199	6,998,565

Gross Profit
	Retail	327,998	311,298	1,447,440	1,427,010
	College	69,781	51,580	395,311	383,469
	NOOK	999	14,481	69,065	(17,625)
Total		398,778	377,362	1,910,816	1,792,853

Selling and Administrative Expenses
	Retail	262,244	275,345	1,130,311	1,167,944
	College	69,600	63,002	279,364	270,022
	NOOK	77,988	61,356	329,777	191,499
Total		409,832	399,703	1,739,452	1,629,465

EBITDA
	Retail	65,754	35,953	317,129	259,066
	College	181	(11,422)	115,947	113,446
	NOOK	(76,989)	(46,872)	(261,712)	(209,124)
Total		(11,054)	(22,341)	171,364	163,388

Net Income (Loss)
	EBITDA	(11,054)	(22,341)	171,364	163,388
	Depreciation and Amortization	(58,968)	(57,956)	(232,667)	(228,647)
	Interest Expense, net	(8,629)	(17,657)	(35,304)	(57,350)
	Income Taxes	20,922	38,538	27,740	48,652
Total		(57,729)	(59,416)	(68,867)	(73,957)

Percentage of sales:

Gross Margin
	Retail	31.2%	29.7%	29.8%	29.0%
	College	30.6%	23.9%	22.7%	21.6%
	NOOK	1.0%	13.0%	12.8%	-6.0%
Total		28.9%	27.4%	26.8%	25.6%

Selling and Administrative Expenses
	Retail	24.9%	26.3%	23.3%	23.7%
	College	30.5%	29.2%	16.0%	15.2%
	NOOK	78.5%	55.0%	61.9%	65.2%
Total		29.7%	29.1%	24.4%	23.3%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Loss Per Share
(In thousands, except per share data)

	13 weeks ended		52 weeks ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Numerator for basic loss per share:
Net loss attributable to Barnes & Noble, Inc.	$(57,730)	(59,416)	$(68,867)	(73,920)
Accrual of preferred stock dividends	(3,963)	-	(11,044)	-
Accretion of dividends on preferred stock	(316)	-	(894)	-
Net loss available to common shareholders	$(62,009)	(59,416)	$(80,805)	(73,920)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(62,009)	(59,416)	$(80,805)	(73,920)
Accrual of preferred stock dividends	-	-	-	-
Accretion of dividends on preferred stock	-	-	-	-
Net loss available to common shareholders	$(62,009)	(59,416)	$(80,805)	(73,920)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	57,563	56,981	57,337	56,588

Basic loss per common share
Net loss attributable to Barnes & Noble, Inc. available for common shareholders	$(1.08)	(1.04)	$(1.41)	(1.31)

Diluted loss per common share
Net loss attributable to Barnes & Noble, Inc. available for common shareholders	$(1.08)	(1.04)	$(1.41)	(1.31)

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com